EXHIBIT 10.35

LDR HOLDING CORPORATION
AMENDED AND RESTATED
NON-EMPLOYEE INDEPENDENT DIRECTOR COMPENSATION POLICY
Adopted on January 5, 2016
This sets forth the Second Amended and Restated Non-Employee Independent Director Compensation Policy (the “Policy”) of LDR Holding Corporation (the “Company”), as adopted by the Compensation Committee of the Board of Directors of the Company (the “Board”), which shall remain in effect until amended, replaced or rescinded by further action of the Compensation Committee or the Board. The cash compensation and equity awards described in this Policy shall be paid or be made, as applicable, to each independent member of the Board who is not an employee of the Company or any subsidiary (each, a “Non-Employee Director”) who may be eligible to receive such cash compensation or equity awards. Members of the Board shall not be entitled to receive any other compensation for service on the Board. This Policy shall be effective as of January 1, 2016.

1.	Annual Retainer and Committee Fees.
Payment Amount. Each Non-Employee Director serving as a member of the Board at the beginning of the Company’s fiscal year shall be eligible to receive an annual retainer of $40,000 for service on the Board, payable in quarterly installments of $10,000 each. In addition, each Non-Employee Director serving as a chair of the Audit Committee, Compensation Committee or Nominating and Governance Committee shall be eligible to receive an additional annual retainer of $20,000, $12,500, and $8,000, respectively, payable in quarterly installments of $5,000, $3,125, and $2,000, respectively, for service as chair of the applicable Board committee. Each Non-Employee Director serving as a non-chair member of the Audit Committee, Compensation Committee or Nominating and Governance Committee shall be eligible to receive an additional annual retainer of $10,000, $7,500, and $5,000, respectively, payable in quarterly installments of $2,500, $1,875 and $1,250, respectively, for service as a non-chair member of the applicable Board committee.
Payment Schedule and Vesting. Quarterly installments for the annual retainer for service on the Board and service as a chair or member of a Board committee shall be paid by the Company as soon as practicable after the end of each of the Company’s fiscal quarters for which the Non-Employee Director shall have served. If any Non-Employee Director holds office as a director of the Board or chair or member of a Board Committee for less than a full fiscal quarter, the Non-Employee Director shall only be entitled to a pro-rated amount of the quarterly installment for the applicable annual retainer based on the period during the fiscal quarter that such Non-Employee Director actually served in the applicable capacity.

2.	Meeting Fees.
No fees shall be paid to any individual serving as a Non-Employee Director for the attendance of such individual at any Board or committee meeting unless and until the number of meetings of the Board or the number of meetings of a committee attended by such individual, whether in person or telephonically, exceeds 5 during any calendar year. A Non-Employee

Director shall be eligible to receive the following fees for each meeting of the Board attended by such individual during a calendar year, whether in person or telephonically, in excess of 5: (i) $1,000 for each meeting of the Board attended in person, and (ii) $750 for each meeting of the Board attended via teleconference. A Non-Employee Director shall be eligible to receive the following fees for each meeting of a committee attended by such individual during a calendar year, whether in person or telephonically, in excess of 5: (i) $750 for each meeting of such committee attended in person, and (ii) $400 for each meeting of such committee attended via teleconference. Such meeting fees shall be paid as soon as practicable following each meeting but in no event later than 30 days following the meeting.

3.	Equity Compensation.
Annual Director Grants. Each individual who is to continue to serve as a Non-Employee Director following the Company’s Annual Stockholders Meeting (starting with the 2016 Annual Stockholders Meeting), whether or not such individual is standing for re-election at such meeting, shall be granted an equity award in the form of 6,000 restricted stock units (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations and the like with respect to such shares) (the “Annual Grant”). The restricted stock units subject to an Annual Grant shall vest on the one-year anniversary of the grant date, so long as such Non-Employee Director remains in service with the Company through such vesting date. For the avoidance of doubt, each Non-Employee Director who is elected for the first time at an Annual Stockholders Meeting shall not receive an Annual Grant at the time of such meeting but shall instead receive an Initial Grant (as described below).
New Director Grants. Upon initial election or appointment to the Board, a new Non-Employee Director shall be granted on the date of his or her election or appointment (or the next trading day, if such election or appointment does not occur on a trading day) an equity award in the form of an option to purchase 13,300 shares of the Company’s Common Stock (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations and the like with respect to such shares) (the “Initial Grant”). The options subject to an Initial Grant shall vest in 36 equal monthly installments over the 36-month period measured from the grant date, so long as such Non-Employee Director remains in service with the Company through each such vesting date.
Form of Equity Awards. The Compensation Committee shall determine, in its sole discretion, the form of awards granted to Non-Employee Directors from time to time in accordance with this Policy.
Value of Equity Awards. The value of an equity award granted in accordance with this Policy shall be determined by reference to (a) with respect to shares subject to an option, the fair value of an option share as estimated on the date of grant under a valuation model approved by the Financial Accounting Standards Board (“FASB”) for purposes of the Company’s financial statements under FAS 123 (or any successor provision); and (b) with respect to shares subject to a restricted stock unit, the fair market value per share of the Company’s Common Stock on the date of grant.

4.
Expense Reimbursement. All Non-Employee Directors shall be entitled to reimbursement from the Company for their reasonable expenses of travel (including airfare and ground transportation) to and from meetings of the Board, and reasonable lodging and meal expenses incident thereto.

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